Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees of
Hersha Hospitality Trust:

We consent to the incorporation by reference in the registration statements
(No. 333-82666, No. 333-113058, No. 333-113061, No. 333-113227) on Form S-3 and (No. 333-122657) on Form S-8 of Hersha Hospitality Trust and subsidiaries of our report dated March 12, 2005, with respect to the consolidated balance sheet of Hersha Hospitality Trust as of December 31, 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for the year then ended, and the related 2004 financial statement schedule, which report appears in the December 31, 2004, annual report on Form 10-K of Hersha Hospitality Trust.

Our report refers to the Company's adoption of the provisions of FASB Interpretation No. 46 (R) Consolidation of Variable Interest Entities effective March 31, 2004.

/s/ KPMG LLP

Harrisburg, Pennsylvania
March 16, 2005